Exhibit 99.2

Fusion Acquisition Corp. Announces Closing of $350,000,000 Million Initial Public Offering

New York, NY - June 30, 2020 – Fusion Acquisition Corp (NYSE: FUSE.U) (the “Company”) today announced that it closed its initial public offering of 35,000,000 units, including 4,500,000 units issued pursuant to the exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $350,000,000.

The units are listed on the New York Stock Exchange (“NYSE”) and commenced trading under the ticker symbol “FUSE.U” on June 26, 2020. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “FUSE” and “FUSE WS,” respectively.

Fusion Acquisition Corp. is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses with an enterprise value of approximately $750 million to $3 billion that are applying, providing or changing technology within the fintech or asset and wealth management sectors.

Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering. Odeon Capital Group, LLC acted as lead manager for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $350,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of June 30, 2020 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the SEC on June 25, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Cody Slach

Gateway Investor Relations

(949) 574-3860

FUSE@gatewayir.com